As filed with the Securities and Exchange Commission on August 7, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

V. F. Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	23-1180120
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1551 Wewatta Street, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

1996 STOCK COMPENSATION PLAN

(Full title of the plan)

Jennifer S. Sim, Esq.

Chief Legal Officer and Corporate Secretary

1551 Wewatta Street

Denver, Colorado 80202

(Name and address of agent for service)

(720) 778-4000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 23, 2024, at the 2024 Annual Meeting of Shareholders of V.F. Corporation (the “Registrant”), the Registrant’s shareholders approved the V.F. Corporation 1996 Stock Compensation Plan, as amended and restated May 14, 2024 (the “Plan”), to, among other things, increase the number of shares of the Registrant’s common stock, without par value, stated capital $0.25 per share (the “Common Stock”), available for issuance under the Plan by 53,000,000 shares. The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), such additional 53,000,000 shares of Common Stock for issuance under the Plan. Pursuant to General Instruction E, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on August  4, 1997 (Registration No. 333-32789), as amended, July  30, 1999 (Registration No. 333-84193), as amended, August 14, 2001 (Registration No. 333-67502), as amended, August 25, 2004 (Registration No.  333-118547), as amended, May 18, 2007 (Registration No.  333-143077), as amended, May 3, 2010 (Registration No. 333-166570), as amended and May 12, 2015 (Registration No. 333-204098) are incorporated by reference into this Registration Statement, except as supplemented by the information set forth below.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act. Documents containing the information required by Part I of the Registration Statement will be sent or given to Plan participants as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents heretofore filed with the Commission by the Registrant are incorporated herein by reference:

(a)

The Registrant’s Annual Report on Form 10-K for the year ended March 30, 2024, filed with the Commission on May 23, 2024 (the “2024 Annual Report”), including information specifically incorporated by reference into the 2024 Annual Report from the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on June 11, 2024;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2024, filed with the Commission on August 7, 2024;

(c)

The Registrant’s Current Reports on Form 8-K, filed with the Commission on April  26, 2024 (solely with respect to Items 1.01 and 2.03) May  22, 2024, June  3, 2024 (solely with respect to Item 5.02), July 17, 2024 (solely with respect to Item 1.01) (as amended on July 17,  2024), July  24, 2024, and August 6, 2024; and

(d)	The description of the Common Stock contained in Exhibit 4.19 to the 2024 Annual Report, including any amendments or supplements thereto filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as

“Incorporated Documents”). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information disclosed by the Registrant under Items 2.02 or 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, that the Registrant may from time to time furnish to the Commission will be incorporated by reference into, or otherwise included in, this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock subject to this Registration Statement has been passed upon by Jennifer S. Sim, Chief Legal Officer and Corporate Secretary of the Registrant. Ms. Sim is eligible to participate in the Plan and has received awards under the Plan. Ms. Sim beneficially owns an aggregate of less than one percent of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, as amended (the “BCL”), provides that a business corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the BCL provides that in the case of actions by or in the right of the corporation, a corporation may indemnify any such persons only against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and only if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, provided that no such indemnification is permitted in respect to any claim, issue or matter as to which such person is adjudged liable for negligence or misconduct in the performance of his duty to the corporation, except to the extent that a court determines that indemnification is proper under the circumstances. The BCL further provides under Section 1743 that to the extent that such person has been successful on the merits or otherwise in defending any action (even one on behalf of the corporation), he is entitled to indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action. In addition, Section 1745 of the BCL provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

The indemnification provided for under the BCL is not exclusive of any other rights of indemnification. Section 1746 of the BCL permits a business corporation to create a fund, under the control of a trustee or otherwise, to secure or insure in any manner its indemnification obligations. Under Section 1747 of the BCL a corporation may maintain insurance on behalf of any of the persons referred to above against liability asserted against any of them and incurred in or arising out of any capacity referred to above, whether or not the corporation would have the power to indemnify against such liabilities under the BCL. Nevertheless, in accordance with Section 1746 of the BCL, indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Registrant’s By-Laws provide that any person made a party to any lawsuit by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified by the Registrant to the fullest extent permitted by applicable law against the reasonable expenses, including attorneys’ fees, incurred by the director or officer in connection with the defense of such lawsuit, whether or not the lawsuit is by or in the right of the Registrant. The determination of whether a director or officer has met the requisite legal standard under applicable law to be entitled to indemnification will be made by disinterested directors or independent legal counsel, as provided in the By-Laws.

Pursuant to the By-Laws, expenses incurred by a director or officer in defending (or acting as a witness in) a lawsuit to which the indemnification provisions apply shall be paid by the Registrant in advance of the final disposition of such lawsuit, upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Registrant under applicable law. The determination of whether to advance expenses will be made by disinterested directors or independent legal counsel, as provided in the By-Laws.

The By-Laws further provide that a director of the Registrant shall not be personally liable for monetary damages arising from any action taken or any failure to act by the director unless (a) the director has breached or failed to perform the duties of a director under Section 1712 of the BCL, and (b) the breach or failure to perform constituted self-dealing, willful misconduct or recklessness. The limitation on a director’s personal liability for monetary damages does not apply to a director’s criminal liability or liability for taxes.

The Registrant maintains directors’ and officers’ liability insurance for expenses for which indemnification is permitted by the BCL. These insurance policies insure the Registrant against amounts that it may become obligated to pay as indemnification to directors and officers and insures its directors and officers against losses (except fines, penalties and other matters uninsurable under law) arising from any claim made against them on account of any alleged “wrongful act” in their official capacity. A wrongful act is defined as “any breach of any duty, neglect, error, misstatement, misleading statement, omission or other act done or wrongfully attempted by the directors and officers or . . . so alleged by any claimant on any matter claimed against them solely by reason of their being such directors or officers,” subject to certain exclusions. Directors and officers are also insured against losses (except fines, penalties and other matters uninsurable under law) arising out of the insured’s breach of fiduciary duty, subject to certain exclusions.

The Registrant has also entered into an indemnification agreement with each of its non-employee directors providing for the indemnification described above.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Articles of Incorporation, restated as of October 21, 2013 (Incorporated by reference to Exhibit 3(i) to Form 8-K filed October 21, 2013)

4.2	Amended and Restated By-Laws of V.F. Corporation, effective January 24, 2023 (Incorporated by reference to Exhibit 3.1 to Form 8-K filed January 25, 2023)

5.1*	Opinion of Jennifer S. Sim, Esq.

23.1*	Consent of Jennifer S. Sim, Esq. (included in her opinion filed as Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney

99.1	V.F. Corporation 1996 Stock Compensation Plan, as amended and restated May 14, 2024 (Incorporated by reference to Exhibit 10.1 to Form 8-K filed July 24, 2024)

107	Calculation of Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 7, 2024.

V. F. Corporation

By:	/s/ Bracken Darrell
Bracken Darrell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Bracken Darrell Bracken Darrell	Director, President and Chief Executive Officer	August 7, 2024

/s/ Paul Vogel Paul Vogel	Executive Vice President and Chief Financial Officer	August 7, 2024

/s/ Bryan H. McNeill Bryan H. McNeill	Vice President, Controller and Chief Accounting Officer	August 7, 2024

* Richard T. Carucci	Director	August 7, 2024

* Alexander K. Cho	Director	August 7, 2024

* Juliana L. Chugg	Director	August 7, 2024

* Trevor A. Edwards	Director	August 7, 2024

* Mindy F. Grossman	Director	August 7, 2024

* Mark S. Hoplamazian	Director	August 7, 2024

* Laura W. Lang	Director	August 7, 2024

* W. Rodney McMullen	Director	August 7, 2024

* Clarence Otis, Jr.	Director	August 7, 2024

* Carol L. Roberts	Director	August 7, 2024

* Matthew J. Shattock	Director	August 7, 2024

* Kirk C. Tanner	Director	August 7, 2024

*	By:	/s/ Jennifer S. Sim
	Name:	Jennifer S. Sim
	Title:	Chief Legal Officer and Corporate Secretary as Attorney-in-Fact